Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
SECOND QUARTER 2008 RESULTS
Same Store Sales Increase 0.9%
Diluted Earnings per Share of $0.56
Cash Flow from Operations Exceeds $213 million Year-To-Date

Plano, Texas, July 28, 2008 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter ended June 30, 2008.
Second Quarter 2008 Results
Total revenues for the quarter ended June 30, 2008 were $719.0 million, a decrease of $5.2 million from the total revenues of $724.2 million for the same period in the prior year. This decrease in revenues was primarily the result of approximately 325 fewer stores over the past year principally due to the previously announced restructuring plan, offset by a 0.9% increase in same store sales.
Net earnings for the quarter ended June 30, 2008 were $37.7 million, as compared to the net earnings of $41.3 million for the same period in the prior year. Net earnings per diluted share for the quarter ended June 30, 2008 were $0.56, as compared to the net earnings per diluted share of $0.58 for the same period in the prior year.
“Our operating team executed well in the second quarter in spite of the difficult economic conditions,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “We exceeded our guidance for same store sales and were within our guidance for store rental and fee revenue and diluted earnings per share,” Speese continued. “We continue to be cautiously optimistic about the near term. We believe that we are well positioned with our marketing and advertising plans in place and should also benefit from customers attracted to our transaction due to the difficult credit environment. And we will continue to use our account-management skills to maintain a focus on our collections,” Speese concluded.
Six Months Ended June 30, 2008 Results
Total revenues for the six months ended June 30, 2008 were $1.476 billion, a decrease of $3.0 million from the total revenues of $1.479 billion for the same period in the prior year. This decrease in revenues was primarily the result of approximately 325 fewer stores over the past year principally due to the previously announced restructuring plan, offset by a 2.2% increase in same store sales.
Net earnings for the six months ended June 30, 2008 were $74.1 million, as compared to the net earnings of $56.4 million for the same period in the prior year. Net earnings for the six months ended June 30, 2008 were reduced by a $2.9 million pre-tax restructuring expense related to the previously announced restructuring plan, as discussed below. Net earnings for the six months ended June 30, 2007 were reduced by a $51.3 million pre-tax litigation charge related to the Hilda Perez matter, as discussed below.
Net earnings per diluted share for the six months ended June 30, 2008 were $1.10, as compared to the net earnings per diluted share of $0.79 for the same period in the prior year. Net earnings per diluted share for the six months ended June 30, 2008 were reduced by approximately $0.03 per share as a result of the restructuring expense related to the previously announced restructuring plan, as discussed below. Net earnings per diluted share for the six months ended June 30, 2007 were reduced by approximately $0.46 per share as a result of the litigation expense related to the Hilda Perez matter, as discussed below.

“As a result of our strong operating results, we generated cash flow from operations of approximately $213.1 million for the six month period through June 30, 2008, while ending the quarter with approximately $75.1 million of cash on hand,” commented Robert D. Davis, the Company’s Executive Vice President and Chief Financial Officer. “With our significant cash flow year-to-date, we were able to strengthen our balance sheet by reducing our outstanding indebtedness by approximately $200.9 million,” Davis continued. “Since June 30, 2008, the Company has further reduced its outstanding indebtedness by $24.0 million,” Davis concluded.
During the six month period ended June 30, 2008, the Company also repurchased 150,000 shares of its common stock for $3.1 million in cash under its common stock repurchase program. To date, the Company has repurchased a total of 18,610,950 shares and has utilized approximately $447.4 million of the $500.0 million authorized by its Board of Directors since the inception of the plan.
Operations Highlights
During the second quarter of 2008, the Company opened one new store location, acquired one store as well as accounts from 10 additional locations, consolidated nine stores into existing locations and sold six stores, for a net reduction of 13 stores and an ending balance as of June 30, 2008 of 3,053 company-owned stores. During the second quarter of 2008, the Company added financial services to 26 existing rent-to-own store locations, acquired accounts from one location, and closed two locations, for a net addition of 24 store locations and an ending balance as of June 30, 2008 of 304 store locations providing financial services.
Through the six month period ended June 30, 2008, the Company opened three new store locations, acquired one store as well as accounts from 16 additional locations, consolidated 19 stores into existing locations and sold 13 stores, for a net reduction of 28 stores since December 31, 2007. Through the six month period ending June 30, 2008, the Company added financial services to 33 existing rent-to-own store locations, acquired accounts from one location, consolidated two stores with financial services into existing locations, and closed three locations, for a net addition of 28 store locations since December 31, 2007.
Since June 30, 2008, the Company has opened one new store location and acquired accounts from one location. The Company has added financial services to 19 existing rent-to-own store locations since June 30, 2008.
2008 Significant Item
Restructuring Plan Expenses. During the first quarter of 2008, the Company recorded a pre-tax restructuring expense of approximately $2.9 million in connection with the restructuring plan previously announced on December 3, 2007. This restructuring expense reduced net earnings per diluted share by approximately $0.03 in the first quarter of 2008 and for the six month period ended June 30, 2008. As previously reported, the Company recorded a pre-tax restructuring expense of approximately $38.7 million related to this restructuring plan during the fourth quarter of 2007. The costs with respect to the restructuring plan relate primarily to lease terminations, fixed asset disposals and other miscellaneous items.
2007 Significant Item
Hilda Perez. On November 5, 2007, the Company paid an aggregate of $109.3 million, including plaintiffs’ attorneys’ fees and administration costs, pursuant to the court approved settlement of the Hilda Perez v. Rent-A-Center, Inc. matter pending in New Jersey. As previously reported, the Company recorded a pre-tax expense of $58.0 million in connection with the Perez matter during the fourth quarter of 2006, and an additional pre-tax charge of $51.3 million in the first quarter of 2007, to account for the aforementioned costs. The litigation expense with respect to the Perez settlement reduced net earnings per diluted share by approximately $0.46 in the first quarter of 2007 and for the six month period ended June 30, 2007.

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Rent-A-Center, Inc. will host a conference call to discuss the second quarter results, guidance and other operational matters on Tuesday morning, July 29, 2008, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,054 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 228 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, reduction in outstanding indebtedness, any restructuring expenses related to the restructuring plan announced on December 3, 2007, or the potential impact of acquisitions or dispositions that may be completed after July 28, 2008.
THIRD QUARTER 2008 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $700 million to $715 million.

•	Store rental and fee revenues are expected to be between $619 million and $631 million.

•	Total store revenues are expected to be in the range of $692 million to $707 million.

•	Same store sales are expected to be in the 3% to 4% range.

•	The Company expects to open approximately 5 new rent-to-own store locations.

•	The Company expects to add financial services to approximately 60 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.6% and 23.0% of store rental and fee revenue and cost of merchandise sold to be between 75% and 79% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 58.4% to 59.9% of total store revenue.

•	General and administrative expenses are expected to be between 4.3% and 4.5% of total revenue.

•	Net interest expense is expected to be approximately $14 million, depreciation of property assets is expected to be approximately $18 million and amortization of intangibles is expected to be approximately $3.5 million.

•	The effective tax rate is expected to be in the range of 36.0% to 36.5% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $0.45 to $0.50.

•	Diluted shares outstanding are estimated to be between 67.0 million and 68.0 million.
FISCAL 2008 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.890 billion and $2.920 billion.

•	Store rental and fee revenues are expected to be between $2.520 billion and $2.550 billion.

•	Total store revenues are expected to be in the range of $2.851 billion and $2.881 billion.

•	Same store sales are expected to be in the 1% to 3% range.

•	The Company expects to open approximately 20 new rent-to-own store locations.

•	The Company expects to add financial services to approximately 150 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.6% and 23.0% of store rental and fee revenue and cost of merchandise sold to be between 75% and 79% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 56.9% to 58.4% of total store revenue.

•	General and administrative expenses are expected to be between 4.3% and 4.5% of total revenue.

•	Net interest expense is expected to be approximately $62 million, depreciation of property assets is expected to be between $70 million and $75 million and amortization of intangibles is expected to be approximately $14 million.

•	The effective tax rate is expected to be approximately 37% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $2.20 to $2.30.

•	Diluted shares outstanding are estimated to be between 67.0 million and 68.0 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to successfully add financial services locations within its existing rent-to-own stores; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic, including its financial services products; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to control costs; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; interest rates; economic pressures, such as high fuel and utility costs, affecting the disposable income available to the Company’s targeted consumers; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company’s litigation; a specified percentage of class members timely and validly opt out of the Shafer/Johnson settlement; the court hearing the Shafer/Johnson matter could refuse to approve the settlement or could require changes to the settlement that are unacceptable to the Company or the plaintiffs; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2007, and its quarterly report for the quarter ended March 31, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended June 30,
(In Thousands of Dollars, except per share data)	2008		2007
Total Revenue	$719,031		$724,158
Operating Profit	74,434	(1)	87,024
Net Earnings	37,741		41,251
Diluted Earnings per Common Share	$0.56		$0.58
Adjusted EBITDA	$96,271		$108,608

Reconciliation to Adjusted EBITDA:

Earnings before Income Taxes	$59,984		$65,066
Add back:
Restructuring Expense	(15)		—
Interest Expense, net	14,450		21,958
Depreciation of Property Assets	18,190		17,650
Amortization of Intangibles	3,662		3,934

Adjusted EBITDA	$96,271		$108,608

	Six Months Ended June 30,
	2008	2008	2007	2007
	Before	After	Before	After
	Restructuring	Restructuring	Litigation	Litigation
	Expense	Expense	Expense	Expense
(In Thousands of Dollars, except per share data)	(Non-GAAP)	(GAAP)	(Non-GAAP)	(GAAP)

Total Revenue	$1,475,667	$1,475,667	$1,479,457	$1,479,457
Operating Profit	154,859	151,974 (2)	184,429	133,179 (3)
Net Earnings	75,902	74,099 (2)	88,545	56,354 (3)
Diluted Earnings per Common Share	$1.13	$1.10 (2)	$1.25	$0.79 (3)
Adjusted EBITDA	$199,829	$199,829	$226,978	$226,978

Reconciliation to Adjusted EBITDA:

Earnings before Income Taxes	$121,346	$118,461	$140,136	$88,886
Add back:
Litigation Expense	—	—	—	51,250
Restructuring Expense	—	2,885	—	—
Interest Expense, net	33,513	33,513	44,293	44,293
Depreciation of Property Assets	36,378	36,378	34,577	34,577
Amortization of Intangibles	8,592	8,592	7,972	7,972

Adjusted EBITDA	$199,829	$199,829	$226,978	$226,978

(1)	Includes a $0.015 million pre-tax restructuring credit in the second quarter of 2008 related to the December 3, 2007 announced restructuring plan. The restructuring credit had no impact on the diluted earnings per share in the second quarter of 2008.

(2)	Includes the effects of a $2.9 million pre-tax restructuring expense in the first quarter of 2008 as part of the December 3, 2007 announced restructuring plan. The restructuring expense reduced diluted earnings per share by approximately $0.03 for the six months ended June 30, 2008.

(3)	Includes the effects of a $51.3 million pre-tax litigation expense in the first quarter of 2007 associated with the settlement in the Perez case. The litigation expense reduced diluted earnings per share by approximately $0.46 for the six months ended June 30, 2007.

SELECTED BALANCE SHEET HIGHLIGHTS

Selected Balance Sheet Data: (in Thousands of Dollars)	June 30, 2008	June 30, 2007
Cash and Cash Equivalents	$75,100	$79,020
Prepaid Expenses and Other Assets	54,411	47,300
Rental Merchandise, net
On Rent	676,607	798,285
Held for Rent	204,472	237,876
Total Assets	2,538,780	2,726,243

Senior Debt	788,011	932,974
Subordinated Notes Payable	270,375	300,000
Total Liabilities	1,517,374	1,753,831
Stockholders’ Equity	1,021,406	972,412

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended June 30,
	2008	2007
(In Thousands of Dollars, except per share data)	Unaudited
Store Revenue
Rentals and Fees	$634,618	$662,096
Merchandise Sales	55,703	39,584
Installment Sales	9,246	7,646
Other	10,589	6,570

	710,156	715,896

Franchise Revenue
Franchisee Merchandise Sales	7,650	6,955
Royalty Income and Fees	1,225	1,307

Total Revenue	719,031	724,158

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	145,511	145,927
Cost of Merchandise Sold	45,167	29,948
Cost of Installment Sales	3,790	3,129
Salaries and Other Expenses	406,572	417,114
Franchise Cost of Merchandise Sold	7,234	6,663

	608,274	602,781

General and Administrative Expenses	32,676	30,419
Amortization of Intangibles	3,662	3,934
Restructuring Expense	(15)	—

Total Operating Expenses	644,597	637,134

Operating Profit	74,434	87,024

Interest Expense	16,739	23,431
Interest Income	(2,289)	(1,473)

Earnings before Income Taxes	59,984	65,066

Income Tax Expense	22,243	23,815

NET EARNINGS	37,741	41,251

BASIC WEIGHTED AVERAGE SHARES	66,684	69,822

BASIC EARNINGS PER COMMON SHARE	$0.57	$0.59

DILUTED WEIGHTED AVERAGE SHARES	67,360	70,764

DILUTED EARNINGS PER COMMON SHARE	$0.56	$0.58

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Six Months Ended June 30,
	2008	2007
(In Thousands of Dollars, except per share data)	Unaudited
Store Revenue
Rentals and Fees	$1,275,304	$1,322,209
Merchandise Sales	141,042	107,921
Installment Sales	19,131	16,056
Other	20,208	13,746

	1,455,685	1,459,932

Franchise Revenue
Franchisee Merchandise Sales	17,417	16,880
Royalty Income and Fees	2,565	2,645

Total Revenue	1,475,667	1,479,457

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	291,673	288,996
Cost of Merchandise Sold	108,492	75,978
Cost of Installment Sales	7,810	6,674
Salaries and Other Expenses	823,986	837,841
Franchise Cost of Merchandise Sold	16,630	16,150

	1,248,591	1,225,639

General and Administrative Expenses	63,625	61,417
Amortization of Intangibles	8,592	7,972
Litigation Expense	—	51,250
Restructuring Expense	2,885	—

Total Operating Expenses	1,323,693	1,346,278

Operating Profit	151,974	133,179

Interest Expense	37,666	47,527
Interest Income	(4,153)	(3,234)

Earnings before Income Taxes	118,461	88,886

Income Tax Expense	44,362	32,532

NET EARNINGS	74,099	56,354

BASIC WEIGHTED AVERAGE SHARES	66,697	70,054

BASIC EARNINGS PER COMMON SHARE	$1.11	$0.80

DILUTED WEIGHTED AVERAGE SHARES	67,267	71,051

DILUTED EARNINGS PER COMMON SHARE	$1.10	$0.79